Exhibit 3.77

LIMITED LIABILITY COMPANY AGREEMENT

OF

MESQUITE GENERAL HMA, LLC

Health Management Associates, Inc., a Delaware Corporation (“HMA” or the “Member”), hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (the “Act”) and hereby declares the following to be the limited liability company agreement (the “Agreement”) of such limited liability company:

Section 1. Name. The name of the limited liability company formed hereby is Mesquite General HMA, LLC (the “Company”).

Section 2. Purposes and Powers. The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 3. Registered Office. The registered office of the Company in the State of Delaware is located at 1209 N. Orange Street, Wilmington, Delaware 19801.

Section 4. Registered Agent. The name of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company.

Section 5. Admission of Member. Simultaneously with the execution and delivery of this Agreement and the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware, HMA is admitted as the sole Member of the Company in respect of the Interest (as hereinafter defined).

Section 6. Interest. The Company shall be authorized to issue a single class of limited liability company interest (as defined in the Act) (the “Interest”) including any and all benefits to which the holder of such Interest may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement.

Section 7. Capital Subscription. Simultaneously with the execution hereof, the Member is contributing $800,000 to the Company in exchange for its Interest. The Member may contribute cash or other property to the Company, as it shall decide, from time to time.

Section 8. Management.

8.1 Manager Managed. The management of the Company shall be vested solely in the Board of Managers of the Company, who shall have all powers to control and manage the business and affairs of the Company and may exercise all powers of the Company consistent with the Act. The Board of Managers may delegate any powers as it determines, in its sole discretion, to any officers described in Section 9 of this Agreement.

8.2 Number, Tenure, and Qualifications. The number of Managers of the Company shall be three (3), but this number may be increased by amendment of this Agreement by the Member. Each Manager shall hold office for the term for which he is appointed or until his successor shall have been appointed and qualifies for the office, whichever period is longer. Managers need not be residents of the State of Delaware, nor need they be the holders of any Interest of the Company.

8.3 Committees of the Board of Managers. The Board of Managers may from time to time appoint such standing or special committees as it may deem for the best interest of the Company, but no such committee shall have any powers, except such as are expressly conferred upon it by the Board of Managers.

8.4 Meetings. A regular meeting of the Board of Managers shall be held at least annually. Special meetings of the Board of Managers may be called by or at the request of the Chairman of the Board of Managers or a majority of the Managers. Special meetings shall be held at the office of the Company, unless otherwise designated by the Board of Managers. Meetings may be held by the Managers participating in the same by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation constitutes presence in person for all those participating. The Managers may act through unanimous written consents in lieu of acting at a meeting, and actions taken by the Managers by their unanimous written consent shall be as effective as if taken by the Managers at a meeting.

8.5 Notice. Notice of any meeting shall be given at least two (2) days prior thereto by written notice delivered personally, mailed to each Manager at his business address, or sent by telegram. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. Any Manager may waive notice of any meeting. The attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers need be specified in the notice or waiver of notice of such meeting.

8.6 Quorum. A majority of the Board of Managers shall constitute a quorum for the transaction of business at any meeting of the Board of Managers, provided that, if less than a majority of the Managers are present at said meeting, a majority of the Managers present may adjourn the meeting from time to time without further notice.

8.7 Manner of Acting. The act of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers.

8.8 Vacancies. Any vacancy occurring in the Board of Managers or in a Managership to be filled by reason of an increase in the number of Managers may be filled by the Member. A Manager appointed to fill a vacancy shall be appointed for the unexpired term of his predecessor in office.

8.9 Resignation of Managers. Any Manager may resign at any time by giving written notice of such resignation to the Board of Managers, the Chairman of the Board, or the President. Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof by the Board of Managers or one of the above named officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

8.10 Removal of Managers. The Member may remove any Manager from office, either with or without cause. The Member may appoint a successor or successors.

8.11 Compensation. Managers, as such, shall not receive any stated salaries for their services, but by resolution of the Board of Managers, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Managers; provided that nothing herein contained shall be construed to preclude any director from serving the Company in any other capacity and receiving compensation therefor.

Section 9. Officers.

9.1 Classes. The officers of the Company shall be a President, a Vice President, a Secretary, a Treasurer, and such other officers as may be elected or appointed in accordance with the provisions of this Agreement.

9.2 Election and Term of Office. The officers of the Company shall be elected annually by the Board of Managers. Vacancies may be filled or new offices created and filled at any meeting of the Board of Managers. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

9.3 Removal. Any officer or agent elected or appointed by the Board of Managers may be removed by the Board of Managers whenever in its judgment the best interest of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

9.4 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Managers for the unexpired portion of the term.

9.5 Chairman of the Board. If there is a Chairman of the Board, he shall be the Chief Executive Officer of the Company and shall be elected from among the members of the Board of Managers. Subject to the direction of the Board of Managers, he shall have general charge of the business affairs and property of the Company and general supervision over its officers and agents. He shall see that all orders and resolutions of the Board of Managers are carried into effect. He may sign and execute in the name of the Company deeds, mortgages, bonds, contracts, agreements, or other instruments duly authorized by the Board of Managers, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Managers to some other officer or agent. From time to time, he shall report to the Board of Managers all matters within his knowledge that the interests of the Company may require to be brought to their attention. He shall also perform such other duties as are given to him by this Agreement or as from time to time may be assigned to him by the Board of Managers.

9.6 President. If there is no Chairman of the Board, the President shall have all the powers, duties, and responsibilities designated in Section 9.5 of this article as belonging to the Chairman of the Board and shall be elected from among the members of the Board of Managers. If there is a Chairman of the Board, the President shall be an executive officer of the Company and, subject to the direction of the Board of Managers and the Chairman of the Board, he shall have supervision of the business of the Company and its other officers and agents. In the absence of the Chairman of the Board he shall preside at meetings of the Board of Managers. He may sign and execute in the name of the Company, deeds, mortgages, bonds, contracts, agreements, or other instruments duly authorized by the Board of Managers except in cases where the signing and execution thereof shall be expressly delegated by the Board of Managers to some other officer or agent. From time to time, he shall report to the Board of Managers all matters within his knowledge that the interests of the Company may require to be brought to their attention. He shall also perform such other duties as are given to him by this Agreement, or from time to time may be assigned to him by the Board of Managers.

9.7 Vice Presidents. The Vice Presidents shall perform such duties as are given to them by this Agreement or as from time to time may be assigned to them by the Board of Managers, the Chairman of the Board, or the President, and, in the order of their seniority, or in any other order as the Board of Managers may from time to time determine, shall, in the absence of the President, have all the powers of and be subject to all restrictions upon the President, and may sign, if so authorized, in the name of the Company, deeds, mortgages, bonds, and other instruments.

9.8 Secretary. The Secretary shall: (a) record all the proceedings of the meetings of the Board of Managers and any committees in a book or books to be kept for that purpose; (b) cause all notices to be duly given in accordance with the provisions of this Agreement and as required by statutes; (c) whenever any committee shall be appointed in pursuance of a resolution of the Board of Managers, furnish the Chairman of such committee with a copy of such resolution; (d) be custodian of the records of the Company; (e) see that the lists, books, reports, statements, certificates, and other documents and records required by statute, if any, are properly kept and filed; and (f) in general, perform all duties incident to the office of the Secretary and such other duties as are given to him by this Agreement or as from time to time may be assigned to him by the Board of Managers or the President.

9.9 Assistant/Associate Secretaries. At the request of the Secretary, or in his absence or disability, the Assistant/Associate Secretary designated by him (or in the absence of such designation, the Assistant/Associate Secretary designated by the Board of Managers or the Chairman of the Board or the President) shall perform all the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all restrictions upon the Secretary. The Assistant/Associate Secretaries shall perform such other duties as from time to time may be assigned to them respectively by the Board of Managers, the Chairman of the Board, the President, or the Secretary.

9.10 Treasurer. If required by the Board of Managers, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Managers shall determine. He shall: (a) have charge and custody of and be responsible for all funds and securities of the Company; receive and give receipts for monies due and payable to the Company from any source whatsoever, and deposit all such monies in the name of the Company in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of this Agreement; (b) in general perform all the duties incident to the office of Treasurer, and such other duties as from time to time may be assigned to him by the Chairman of the Board of Managers.

9.11 Assistant Treasurers. At the request of the Treasurer or in his absence or disability, the Assistant Treasurer designated by him (or in the absence of such designation, the Assistant Treasurer designated by the Board of Managers or the Chairman of the Board or the President) shall perform all the duties of the Treasurer, and, when so acting, shall have all the powers of and be subject to all restrictions upon the Treasurer. The Assistant Treasurers shall perform such other duties as from time to time may be assigned to them respectively by the Board of Managers, the Chairman of the Board, the President, or the Treasurer.

Section 10. Distributions. At such time as the Member shall determine, the Member shall cause the Company to distribute any cash held by it that is neither reasonably necessary for the operation of the Company nor otherwise in violation of Sections 18-607 or 18-804 of the Act.

Section 11. Assignments. The Member may assign all or any part of its Interest at any time (an assignee of such Interest is hereinafter referred to as a “Permitted Transferee”). A Permitted Transferee shall become a substituted Member automatically upon an assignment.

Section 12. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the decision of the Member, or (b) an event of dissolution of the Company under the Act; provided, however, that ninety (90) days following any event terminating the continued membership of the Member, if the Personal Representative (as defined in the Act) of the Member agrees in writing to continue the Company and to admit itself or some other Person as a member of the Company effective as of the date of the occurrence of the event that terminated the continued membership the Member, then the Company shall not be dissolved and its affairs shall not be wound up.

Section 13. Distributions Upon Dissolution. Upon the occurrence of an event set forth in Section 11 hereof, the Member shall be entitled to receive, after paying or making reasonable provision for all of the Company’s creditors to the extent required by Section 18-804 of the Act, the remaining funds of the Company.

Section 14. Limited Liability. The Member shall have no liability for the obligations of the Company except to the extent required by the Act.

Section 15. Amendment. This Agreement may be amended only in a writing signed by the Member.

Section 16. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, excluding any conflicts of laws, rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

Section 17. Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

* * * * *

IN WITNESS WHEREOF, the undersigned has caused this Limited Liability Company Agreement to be executed as of the 22nd day of February, 2002.

HEALTH MANAGEMENT ASSOCIATES, INC.

By:	/s/ Timothy R. Parry
Name:	Timothy R. Parry, Esq.
Title:	Senior Vice President and General Counsel